Exhibit 3.27

Number: BC1170413

CERTIFICATE

OF

INCORPORATION

BUSINESS CORPORATIONS ACT

I Hereby Certify that NX UTILITIES ULC was incorporated under the Business Corporations Act on July 3, 2018 at 09:45 AM Pacific Time.

ELECTRONIC CERTIFICATE	Issued under my hand at Victoria, British Columbia On July 3, 2018 CAROL PREST Registrar of Companies Province of British Columbia Canada